Exhibit 10.1

AMENDMENT TO CONSULTING AGREEMENT

This Amendment (this “Amendment”) to that certain Consulting Agreement, dated July 6, 2011 (the “Consulting Agreement”), by and between EnteroMedics Inc., a Delaware corporation (“EnteroMedics”), and Anthony (Tony) Jansz (“Consultant”), shall be effective as of October 1, 2012.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Consulting Agreement.

WHEREAS, EnteroMedics desires Consultant to devote additional time and services between October 1, 2012 and June 30, 2013 toward completing Duties assigned to Consultant pursuant to the Consulting Agreement;

WHEREAS, as compensation for Consultant’s additional time and services to be provided between October 1, 2012 and June 30, 2013, EnteroMedics desires to adjust Consultant’s cash compensation during such period and award Consultant an additional stock option grant; and

WHEREAS, to reflect the foregoing EnteroMedics and Consultant desire to amend Section 3 of the Consulting Agreement;

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, EnteroMedics and Consultant agree as follows:

1. Effective October 1, 2012, Section 3 of the Consulting Agreement shall be amended and restated in its entirety to read:

“3. Compensation: For the period beginning on October 1, 2012 and ending on June 30, 2013, EnteroMedics will pay Consultant $12,000 AUD a month for consulting services rendered pursuant to this Agreement. For all other periods, EnteroMedics will pay Consultant $8,000 AUD a month for consulting services rendered pursuant to this Agreement. Consultant has previously been granted a stock option under this Agreement for 50,000 shares that vests at approximately 1,041 shares per month for four years starting on July 1, 2011 and ending on June 1, 2015. Consultant will also receive, pending board of director approval, an additional stock option grant for 75,000 shares. 16,667 of such 75,000 shares will vest on the date such grant is approved by the board of directors; 16,667 of such 75,000 shares will vest on the one-year anniversary of the date such grant is approved by the board of directors; 16,666 of such 75,000 shares will vest on the two-year anniversary of the date such grant is approved by the board of directors; and the remaining 25,000 of such 75,000 shares will vest upon the occurrence of both (i) EnteroMedics successfully obtaining full reimbursement approval for both surgeon’s fees and hospital fees for the VBLOC® vagal blocking therapy and the Maestro® Rechargeable System from the Medical Services Advisory Committee prior to June 30, 2014 and (ii) EnteroMedics successfully obtaining device listing for the Maestro® Rechargeable System on the Prostheses List prior to June 30, 2014. EnteroMedics will reimburse Consultant for actual incidental expenses (with no increase for handling or other mark-up) incurred in performing this Agreement, but such expenses shall not exceed $300 per month without EnteroMedics’ prior written consent. Travel expenses must be approved in advance by EnteroMedics. Consultant shall provide EnteroMedics with appropriate documentation for tax purposes for all expenses paid by EnteroMedics. Consultant shall submit monthly invoices for time and expenses.”

2. As amended hereby, the Consulting Agreement shall continue to be in full force and effect and is hereby ratified and confirmed in all respects except that on and after the effective date of the Amendment all references in the Consulting Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import referring to the Consulting Agreement shall mean the Consulting Agreement as amended by this Amendment.

This Amendment is accepted and agreed as of December 20, 2012.

ENTEROMEDICS INC.		CONSULTANT

By:	/s/ Mark B. Knudson	By:	/s/ Anthony Jansz
Printed Name: Mark B. Knudson		Printed Name: Anthony Jansz

Title: President & CEO		Tax ID: